Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 26, 2017

Thank you, Theis, and good morning everyone.

I would like to begin by taking a moment to thank our stakeholders who have supported Trinity through the Company’s legal challenges. I am very grateful for your continued support. The Fifth Circuit ruling is a reflection on Trinity’s strong character, our confidence in our products and our business practices, and, most importantly, the quality of our people. While the ruling is very positive, it’s not an end to the situation. We will continue to provide updates as we move through the remainder of the legal process.

Our financial results for the 3rd quarter came in ahead of our expectations, primarily driven by the performance of our railcar-related business segments. Bill, Steve and James will provide their views on our operations and financial results in their remarks.

For more than a year, our businesses have seen a mixture of uncertainty combined with small amounts of optimism in the majority of the end markets they serve. This appears to be the result of the political landscape as well as the economic climate.

Periods of uncertainty within an industry combined with over supply conditions create volatility in order levels and product pricing, adding layers of complexity to the planning and management of a company. During these types of markets, revenues can remain relatively stable while margins decrease due to lower pricing. Lower pricing usually incent some customers to make strategic purchases of our products. This occurred during the 3rd quarter.

We are very experienced at operating in challenging markets. Our businesses continuously search for ways to reduce costs as they pursue orders to extend their production lines. The flexible nature of Trinity’s business model and culture positions our businesses to respond to a variety of market conditions.

Since the Fifth Circuit ruling, the investment community has expressed increased interest in our capital planning approach and corporate strategies. I will share some brief, high level thoughts in this area.

The diversity of our portfolio of industrial businesses combined with the cyclical swings within our railcar and barge manufacturing businesses places Trinity in a unique capital planning situation. We take a number of factors into consideration as we develop our capital plans and we strive to maintain a balanced, long term view. Our top priority is remaining operationally and financially flexible regardless of where we are in a business cycle. We strive to maintain a strong and liquid balance sheet at all points of the business cycle so we can respond swiftly whenever strategic opportunities surface. We focus on generating significant cash flow during strong cycles and view cyclical downturns, while challenging situations, as opportunities to consider strategic investments.

During downturns, we also strive to be financially positioned to continue to grow our railcar leasing business and support internal improvements that are more easily implemented when business activities are slower than normal. Our capital planning also takes into consideration the need to replenish our working capital quickly and efficiently as soon as market demand improves. In addition, we place a priority on returning capital to shareholders through dividends and share repurchases. During the last five years, we returned approximately $630 million to shareholders, and these activities remain an important element of our balanced approach to capital planning.

During the last up cycle, we dedicated resources to expand our railcar investment vehicle platform. We made good progress in this area, increasing the size of our managed fleet generating a significant amount of earnings and cash flow. From a capital planning point of view, growing our RIV platform requires significant up-front investment. We strive to have a sufficient reservoir of railcars with leases readily available for sales to investors participating in our railcar investment platform. This is a unique factor in our capital planning process.

During the past few years, we were deliberate and cautiously prudent with respect to capital deployment while we worked through our legal challenges and encountered a cyclical downturn. We have been very successful in maintaining a strong balance sheet as we transitioned through the market cycle in our railcar and barge related businesses. Our capital planning approach is working as intended.

The positive ruling from the 5th circuit was like a breath of fresh air to our company and our capital planning process. We believe we have additional financial flexibility with regard to capital allocation.

Over the years, we have built a portfolio of market-leading businesses of varying sizes, with experienced leadership teams and unique growth opportunities in compelling end markets. We believe the diversity and collective strength of these businesses provides Trinity with numerous options for continuing to create value for our shareholders.

Our integrated railcar manufacturing and leasing services platform is strategically positioned across the railcar value chain, providing us the unique ability to serve a broad spectrum of customer needs. This integrated structure provides us with a variety of tangible and intangible benefits.

At the same time, our industrial manufacturing and construction materials businesses play an important role in the overall economy, supplying essential, infrastructure-related products and services ranging from utility structures to construction aggregates.

Our Board and senior leadership team engage in an on-going series of strategic discussions about growth opportunities and corporate strategies. During our discussions, we review the makeup of our portfolio, potential strategic initiatives, and our capital plans with the overall goal of enhancing shareholder value. We’re continuing to study and discuss a number of topics and ideas.

I will now turn it over to Bill for his remarks.